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                                                                 Exhibit (d)(21)

                                 NORTHERN FUNDS

               ADDENDUM NO. 6 TO THE INVESTMENT ADVISORY AGREEMENT

          This Addendum, dated as of the 16th day of February, 2007, is entered into between NORTHERN FUNDS (the "Trust"), a Delaware statutory trust, and NORTHERN TRUST INVESTMENTS, N.A. (the "Investment Adviser"), a national banking association.

          WHEREAS, the Trust and the Investment Adviser have entered into an Investment Advisory and Ancillary Services Agreement dated as of August 2, 2000, as amended by Addendum No. 1 dated May 17, 2001, Addendum No. 2 dated February 14, 2005, Addendum No. 3 dated December 5, 2005, Addendum No. 4 dated February 17, 2006 and Addendum No. 5 dated May 5, 2006 and the Acknowledgement of Conversion of Northern Trust, Inc. into Northern Trust Investments, N.A. (together, the "Advisory Agreement"), pursuant to which the Trust has appointed the Investment Adviser to act as investment adviser to the Trust for the Large Cap Value Fund, International Equity Index Fund, Mid Cap Index Fund, Enhanced Large Cap Fund, Emerging Markets Equity Fund and Global Real Estate Index Fund; and

          WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Trust establishes one or more additional investment portfolios with respect to which it desires to retain the Investment Adviser to act as investment adviser under the Advisory Agreement, the Trust shall so notify the Investment Adviser in writing and if the Investment Adviser is willing to render such services it shall notify the Trust in writing, and the compensation to be paid to the Investment Adviser shall be that which is agreed to in writing by the Trust and the Investment Adviser; and

          WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Trust has notified the Investment Adviser that it is establishing the Bond Index Fund (the "Fund"), and that it desires to retain the Investment Adviser to act as the investment adviser for the Fund and the Investment Adviser has notified the Trust that it is willing to serve as investment adviser for the Fund;

          NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

          1. Appointment. The Trust hereby appoints the Investment Adviser to act as investment adviser to the Trust for the Fund in accordance with the terms set forth in the Advisory Agreement. The Investment Adviser hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.

          2. Compensation. For the services provided and the expenses assumed pursuant to the Advisory Agreement regarding the Fund, the Trust will pay the Investment Adviser, and the Investment Adviser will accept as full compensation therefor from the Trust, a fee at the annual rate of 0.15% of the Bond Index Fund's average daily net assets.

          3. Capitalized Terms. From and after the date hereof, the term
"Current

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Funds" as used in the Advisory Agreement shall be deemed to include the Fund.
Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

          4. Miscellaneous. The initial term of the Advisory Agreement with respect to the Fund shall continue, unless sooner terminated in accordance with the Advisory Agreement, until March 31, 2008. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

          All signatures need not appear on the same copy of this Addendum.

          IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                                        NORTHERN FUNDS


Attest: /s/ Diane Anderson              By: /s/ Lloyd A. Wennlund
        -----------------------------       ------------------------------------
                                        Title: President


                                        NORTHERN TRUST INVESTMENTS, N.A.


Attest: /s/ Diane Anderson              By: /s/ Eric K. Schweitzer
        -----------------------------       ------------------------------------
                                        Title: Senior Vice President


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